Exhibit 2.9

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Reporting Issuer

Maudore Minerals Ltd. (“Maudore” or the “Company”)

2000, rue Peel, Suite 620,

Montréal, Québec,

Canada H3A 2W5

Item 2.	Date of Material Change

April 18, 2013

Item 3.	News Release

A news release announcing the material change referred to in this report was issued on April 22, 2013 through Canada Newswire and a copy was filed on SEDAR.

Item 4.	Summary of Material Change

On April 18, 2013, Maudore and Noront Resources Ltd. (“Noront”) entered into an agreement that terminates the previously announced (by press release dated December 5, 2012) Purchase and Sale Agreement (“PSA”) to acquire Noront’s 25 per cent undivided right, title and interest in the Windfall Lake Project.

Item 5.	Full Description of Material Change

Item 5.1	Disclosure for Restructuring Transaction

On April 18, 2013, Maudore and Noront Resources Ltd. (“Noront”) entered into an agreement that terminates the previously announced (by press release dated December 5, 2012) Purchase and Sale Agreement (“PSA”) to acquire Noront’s 25 per cent undivided right, title and interest in the Windfall Lake Project. Accordingly, both parties are released from any further obligations outlined in the PSA.

Concurrently, Maudore also informed Eagle Hill Exploration Corp., holder of an interest of 75 percent in the Windfall Lake Project, that it will no longer pursue it’s the previously announced (by press release dated December 5, 2012) proposed business combination between the two companies.

Item 5.2	Disclosure for Restructuring Transaction

Not applicable.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8.	Executive Officer

The name and business number of the executive officer of Maudore who is knowledgeable of the material change and this report is:

Julie Godard, Corporate Secretary at: (819) 797-9336.

Item 9.	Date of Report

April 29, 2013